EXHIBIT 4

                        LASALLE FINANCIAL PARTNERS, L.P.
                                    Suite 500

                             350 E. Michigan Avenue
                            Kalamazoo, Michigan 49007
                             ______________________
                            Telephone (616) 344-4993
                            Facsimile (616) 382-2382


                                January 27, 1998

   Mr. James B. Gardner
   Executive Vice President
   HMN Financial, Inc.
   101 North Broadway
   Spring Valley, Minnesota 55975

        Re:  Notice of Intent to Nominate Two Directors

   Dear Mr. Gardner:

             This letter constitutes a notice of intent by LaSalle Financial Partners, L.P. (the "Partnership"), to nominate two persons for election as directors of HMN Financial, Inc. (the "Corporation") at the 1998 Annual Meeting of Stockholders of the Corporation. We understand that such Annual Meeting is scheduled to be held on April 28, 1998. This notice is being provided to you pursuant to Article I, Section 6(c) of the Corporation's By-Laws. The Partnership owns of record 10,000 shares of the Corporation's common stock, par value $.01 per share (the "Common Stock"). The Partnership also beneficially owns an additional 393,600 shares of the Common Stock, which shares are held in a brokerage account at Bear, Stearns & Co.

             The Partnership hereby notifies the Corporation pursuant to
   Article I, Section 6(c) of the Corporation's By-Laws that the Partnership intends to nominate Thomas A. Burton and Howard T. Stewart for election to the Board of Directors of the Corporation at the 1998 Annual Meeting of Stockholders of the Corporation. As required by Article I, Section 6(c), also enclosed is the written consent of each proposed nominee to be named in the Partnership's proxy statement and to serve as a director of the Corporation if elected.

             Set forth below is certain information, including that required by Article I, Section 6(c), of the Corporation's By-Laws. The information set forth below responds fully to all of the requirements of Article I,
   Section 6(c). In certain instances in which a disclosure item is not applicable or no disclosure is required to be made pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, no response has been provided below.

   (i)  As to each proposed nominee:

   A.   Name, Age, Business Address and Residence Address

    Name               Age  Business Address          Residence Address

    Thomas A. Burton   62   822 Sierra Lane, N.E.     822 Sierra Lane, N.E.
                            Rochester, MN 55906       Rochester, MN 55906

    Howard T. Stewart  67   1426 Stoppel Lane, S.W.   1426 Stoppel Lane, S.W.
                            Rochester, MN 55902       Rochester, MN 55902


   B.   Principal Occupation or Employment

   Thomas Burton:      President of Management Services Company, which
                       provides management consultant services to medical and computer industries.

   Howard Stewart:     President of Rochester Technical Services, Inc., which
                       provides technical support for computer hard drives.
                       President of Triple S, Inc., which provides computer consulting services.


   C.   Shares Owned Either Beneficially or Of Record

   Name of Nominee               Class                         Amount

   Thomas Burton                 Common                        None
   Howard Stewart                Common                        None


   D.   Interest of Certain Persons in Matters to be Acted Upon

             Except as otherwise set forth herein, neither Mr. Burton nor Mr. Stewart is or was, within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Corporation, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

             Except as otherwise set forth herein, neither Mr. Burton nor Mr. Stewart, nor any of their associates, has any arrangement or understanding with any person with respect to any future employment with the Corporation or its affiliates or with respect to any future transactions to which the Corporation or any of its affiliates will or may be a party.

   E. Other information relating to such person that is required to be disclosed in a solicitation of proxies for the election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

   Directorships of Other Publicly Owned Companies

             Neither Mr. Burton nor Mr. Stewart is presently serving as a director of any corporation, partnership or other entity that has a class of equity securities registered under the Securities Exchange Act of 1934, as amended, or subject to the requirements of 15(d) of the such Act or any company registered as an investment company under the Investment Company Act of 1940. Mr. Burton and Mr. Stewart each served as a director of Rochester Savings and Loan, its successor Reliance Savings and Loan, and its successor United Savings and Loan. Mr. Stewart has also served as a director of Kahler Hotel Corp. in Rochester, Minnesota. Mr. Burton also served as president, chief executive officer, and a director of Waters Instruments, Inc. of Rochester, Minnesota and served two terms as a public utilities commissioner for the state of Minnesota, appointed by the governor of the state.

   Material Proceedings Adverse to the Corporation

             To the Partnership's best knowledge, and based on information provided by each nominee, there are no material proceedings to which either Mr. Burton or Mr. Stewart, or any associate of either of them, is a party adverse to the Corporation or any of its subsidiaries, and neither of them nor any associate of either of them has a material interest adverse to the Corporation or any of its subsidiaries.

   Positions or Offices with the Corporation

   Thomas Burton . . . . .  None
   Howard Stewart . . . . . None


   Arrangements or Understandings with Other Persons:

             Mr. Burton and Mr. Stewart have an understanding with the Partnership pursuant to which the Partnership has requested them to serve as its representatives on the Board of Directors of the Corporation, and they have agreed to do so, without compensation from the Partnership of any sort whatsoever. The Partnership has agreed to reimburse them for any out-of-pocket expenses that either one of them incurs in connection with the Partnership's intended solicitation of proxies for use at the 1998 Annual Meeting of Stockholders of the Corporation, but has no other arrangements or understandings with either such proposed nominee. To the Partnership's knowledge, neither Mr. Burton nor Mr. Stewart has any arrangement or understanding with any other person pursuant to which he was or is to be selected as a director or nominee for election as a director of the Corporation.

   Absence of any Family Relationships

             Neither Mr. Burton nor Mr. Stewart has any family relationship with any director or officer of the Corporation. There is no family relationship between Mr. Burton and Mr. Stewart or between Mr. Burton or Mr. Stewart and any partner of the Partnership or any person who controls any partner of the Partnership.

   Absence of Involvement in Certain Legal Proceedings

             To the best knowledge of the Partnership, and based on information provided by each nominee:

             d. Since January 1, 1993, no petition under the Federal bankruptcy laws or any state insolvency law has been filed by or against Mr. Burton or Mr. Stewart, and no receiver, fiscal agent or similar officer has been appointed by a court for business or property of Mr. Burton or Mr. Stewart. In addition, since January 1, 1993 no petition under the Federal bankruptcy laws or any state insolvency law has been filed by or against, and no receiver, fiscal agent or similar officer has been appointed by a court for business or property of, any partnership in which either of them is or was a general partner, or any corporation or business association of either of them is or was an executive officer.

             e. Neither Mr. Burton nor Mr. Stewart has been convicted in a criminal proceeding nor has either of them been named as the subject of any pending criminal proceeding (excluding traffic violations or similar misdemeanors).

             f. Since January 1, 1993, neither Mr. Burton nor Mr. Stewart has been the subject of any court order, judgment or decree, not suspended, reversed or vacated, permanently or temporarily enjoining (or otherwise limiting) either of them from (A) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission ("CFTC") or any associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or from engaging in or continuing any conduct or practice in connection with any such activity, (B) engaging in any type of business practice, or (C) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws.

             g. Since January 1, 1993, neither Mr. Burton nor Mr. Stewart has been the subject of any order, judgment or decree not subsequently reversed, suspended or vacated, of a federal or state authority barring, suspending or otherwise limiting for more than 60 days their right to be engaged in any activity described in clause
        (iii) above, or to be associated with persons engaged in any such activity.

             h. Since January 1, 1993, neither Mr. Burton nor Mr. Stewart has been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission ("SEC") to have violated any federal or state securities law, or by a court of competent jurisdiction in a civil action or by the CFTC to have violated any federal commodities law, wherein the judgment in such civil action or finding by the SEC or the CFTC has not been subsequently reversed, suspended or vacated.

   Absence of Certain Transactions

             To the best knowledge of the Partnership, and based on information provided by each nominee:

             i. Since January 1, 1997, neither Mr. Burton nor Mr. Stewart nor any member of the immediate family of either has had any material interest in any transaction or any series of similar transactions to which the Corporation or any of its subsidiaries was a party, and neither Mr. Burton nor Mr. Stewart nor any member of the immediate family of either has any material interest in any currently proposed transaction, or series of similar transactions to which the Corporation or any of its subsidiaries is a party.

             j. Since January 1, 1997, neither Mr. Burton nor Mr. Stewart has had any relationship of the nature described in Item 404(b) of Regulation S-K, promulgated by the SEC under the Securities Exchange Act of 1934, as amended. Specifically, since January 1, 1997, neither Mr. Burton nor Mr. Stewart has been an officer, director, partner or employee of, or has either one of them owned (directly or indirectly) more than 10% of the equity interest in, any of the following types of organizations:

                  i. Any organization that has made or proposes to make payments to the Corporation or any of its subsidiaries for property or services;

                  ii. Any organization to which the Corporation or any of its subsidiaries was indebted;

                  iii. Any organization to which the Corporation or any of
             its subsidiaries has made or proposes to make payments for property or services; or

                  iv. Any organization that provided legal services or investment banking services to the Corporation or any of its subsidiaries.

             k. Since January 1, 1997, neither Mr. Burton nor Mr. Stewart, nor any member of their respective immediate families or any firm, corporation or organization of which either of them is an executive officer or director or the beneficial owner of 10% or more of any class of equity securities, nor any trust or other estate in which either of them has a substantial beneficial interest or as to which either of them serves as a trustee or in a similar capacity, was indebted to the Corporation or any of its subsidiaries in excess of $60,000 at any time.

   Section 16 Compliance

             Neither Mr. Burton nor Mr. Stewart is required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the Common Stock of the Corporation.

   (ii) As to the Partnership:

        A.   Name and Record Address

             LaSalle Financial Partners, Limited Partnership
             350 East Michigan, Suite 500
             Kalamazoo, Michigan  49007

             No other stockholder is known to the Partnership to be supporting Mr. Burton or Mr. Stewart as a nominee.

        B.   Beneficial Ownership

             The Partnership is the beneficial owner of 403,600 shares of Common Stock, par value $0.01 per share, of the Corporation.

                                 Very truly yours,

                                 LASALLE FINANCIAL PARTNERS, L.P.

                                 By:  Talman Financial, Inc.


                                      By:  /s/ Peter T. Kross
                                           Peter T. Kross, President

                           CONSENT OF PROPOSED NOMINEE

        I, Thomas A. Burton, hereby consent to be named in the proxy statement of LaSalle Financial Partners, L.P., to be used in connection with its solicitation of proxies from the shareholders of HMN Financial, Inc., for use in voting at the 1998 Annual Meeting of Stockholders of HMN Financial, Inc., and I hereby consent and agree to serve a director of HMN Financial, Inc., if elected at such Annual Meeting.


                                 /s/ Thomas A. Burton
                                 Thomas A. Burton

   Dated:  January 26, 1998

                           CONSENT OF PROPOSED NOMINEE

        I, Howard T. Stewart, hereby consent to be named in the proxy statement of LaSalle Financial Partners, L.P., to be used in connection with its solicitation of proxies from the shareholders of HMN Financial, Inc., for use in voting at the 1998 Annual Meeting of Stockholders of HMN Financial, Inc., and I hereby consent and agree to serve a director of HMN Financial, Inc., if elected at such Annual Meeting.


                                 /s/ Howard T. Stewart
                                 Howard T. Stewart

   Dated:  January 26, 1998